Corcept Therapeutics Announces Third Quarter 2007 Results

MENLO PARK, CA -- 11/08/2007 -- Corcept Therapeutics Incorporated (NASDAQ: CORT) today reported financial results for the third quarter ended September 30, 2007.

For the third quarter of 2007, Corcept reported a net loss of $3.4 million, or $0.09 per share, compared to a net loss of $6.4 million, or $0.28 per share, for the third quarter of 2006. For the first nine months of 2007, the company reported a net loss of $7.4 million, or $0.23 per share, compared to a net loss of $20.1 million, or $0.93 per share, for the same period in 2006.

During the third quarter of 2007, Corcept completed the private placement of a total of approximately 4.8 million shares of its common stock at a price of $2.10 per share. The aggregate net proceeds of this financing were approximately $10.0 million after deducting issuance costs.

In September 2007, the Company received notification from the Food and Drug Administration (FDA) that the FDA has opened the Investigational New Drug application (IND) for CORLUX® for the treatment of Cushing's Syndrome. In July 2007, the Company received Orphan Drug Designation from the FDA for CORLUX for this indication. Drugs that receive Orphan Drug Designation obtain seven years of marketing exclusivity from the date of drug approval as well as tax credits for clinical trial costs, marketing application filing fee waivers and assistance from the FDA in the drug development process.

In the communication regarding the opening of the IND, the FDA indicated that a single 50-patient open label study may provide a reasonable basis for the submission of a New Drug Application for CORLUX for the treatment of Cushing's Syndrome. Corcept has begun qualifying potential sites for this study and expects to open the trial for enrollment late in the fourth quarter of 2007.

In July 2007, the Company executed an agreement with Xceleron Limited to conduct a human microdosing study of one of Corcept's new chemical entities, a selective GR-II antagonist, utilizing Xceleron's Accelerator Mass Spectrometry technology. In early 2003, Corcept initiated a research program to discover and patent selective GR-II antagonists to create a pipeline of proprietary products. Three distinct series of GR-II antagonists were identified that appear to be as potent as Corcept's lead product CORLUX in blocking cortisol but, unlike CORLUX, do not appear to block the progesterone or other steroid receptors. The human microdosing study with Xceleron will evaluate one of the compounds that developed particularly high plasma and brain concentrations in an animal bioavailability study.

Joseph K. Belanoff, M.D., Corcept's Chief Executive Officer, commenting on the Company's clinical progress, said, "We are pleased that the FDA has allowed us to open our IND for CORLUX for the treatment of Cushing's Syndrome and plan to begin enrollment in our Phase 3 study late in the fourth quarter of 2007. We are finalizing the plans for our next Phase 3 study in psychotic depression and expect to begin enrollment in the first quarter of 2008. We are also planning studies to confirm and expand our recent finding that CORLUX appeared to mitigate the weight gain and metabolic disturbances caused by Zyprexa. We look forward to seeing the human bioavailability characteristics of our lead new chemical entity in the first quarter of next year."

As of September 30, 2007, Corcept had cash, cash equivalents and marketable securities of $20.6 million. The total cash used in the Company's operating activities for the first nine months of 2007 was $7.7 million.

Commenting on Corcept's financial guidance for 2007, Anne LeDoux, Corcept's Vice President and Controller, stated, "Based on the currently planned timeline of our clinical development program and our discovery research activities, we expect that cash used in operating activities in 2007 will be between $11 million and $13 million. With the completion of the financing during the third quarter of 2007, we believe that our current funds will enable us to continue operations through the second quarter of 2008. We will need to raise additional capital in order to fund our operations beyond that point."

Total operating expenses were $3.6 million for the third quarter of 2007 and $8.3 million for the first nine months of 2007, compared to $6.5 million and $21.8 million, respectively, in the same periods in 2006. In the third quarter and first nine months of 2007, research and development expenses decreased to $2.4 million and $5.2 million, respectively, from $5.1 million and $17.9 million in the same periods of 2006. This decrease was primarily related to the completion in late 2006 of the majority of activities regarding our three Phase 3 trials evaluating CORLUX for treating psychotic depression. Top-line results for two of these trials were reported during 2006, with top-line results for the third Phase 3 trial, Study 06, being reported in March 2007.

General and administrative expenses decreased to $1.2 million for the third quarter and $3.1 million for the first nine months of 2007 from $1.4 million and $3.9 million, respectively, for the same periods in 2006 due to decreases in staffing and stock based compensation costs and in legal and professional fees. The figure for the first nine months of 2007 includes a reversal of stock compensation expense of approximately $393,000 related to the resignation of an administrative employee during the second quarter of 2007.

Corcept recognized revenue from the collaboration with Eli Lilly and Company of $482,000 and $221,000, respectively, for the nine months ended September 30, 2007 and 2006.

About Corcept Therapeutics Incorporated

Corcept Therapeutics Incorporated is a pharmaceutical company engaged in the development of GR-II antagonists for the treatment of severe psychiatric and metabolic diseases. Corcept's lead product, CORLUX, is currently in Phase 3 clinical trials for the treatment of the psychotic features of psychotic depression, a serious psychiatric disorder that affects approximately three million people annually in the United States. There is no FDA-approved treatment for psychotic depression. The drug is administered orally to psychotic depression patients once per day for seven days. CORLUX, a potent GR-II antagonist, appears to mitigate the effects of the elevated and abnormal release patterns of cortisol seen in psychotic depression. In June 2007, Corcept announced positive results from its proof of concept study evaluating the ability of CORLUX to mitigate weight gain associated with Zyprexa, a commonly used antipsychotic medication. In June 2007 the Company received Orphan Drug Designation for CORLUX for the treatment of Cushing's Syndrome and, in July 2007, the FDA opened the Company's IND for this indication. For additional information about the company, please visit www.corcept.com.

Statements made in this news release, other than statements of historical fact, are forward-looking statements, including, for example, statements relating to Corcept's clinical development programs, including its ability to demonstrate the efficacy of CORLUX, its spending plans, including expectations with respect to cash used in operating activities in 2007, and plans for additional financing. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that might cause actual results to differ materially from those expressed or implied by such statements. For example, there can be no assurances with respect to the commencement, cost, rate of spending, completion or success of clinical trials; there can be no assurance with respect to the consummation of financing activities; financial projections may not be accurate; or there can be no assurances that Corcept will pursue further activities with respect to clinical development of CORLUX or with respect to development of its new chemical entities. These and other risk factors are set forth in the Company's SEC filings, all of which are available from our website (www.corcept.com) or from the SEC's website (www.sec.gov). We disclaim any intention or duty to update any forward-looking statement made in this news release.

               CORCEPT THERAPEUTICS INCORPORATED
                  CONDENSED BALANCE SHEET
                      (in thousands)
                                               September 30,   December 31,
                                                    2007           2006
                                                -----------    -----------
                                                (Unaudited)       (Note)
ASSETS:

Current assets:
  Cash, cash equivalents and short-term
   investments                                  $    20,582     $    9,456
  Other current assets                                  430            343
                                                -----------     ----------
    Total current assets                             21,012          9,799

Other assets                                             92            103
                                                -----------     ----------
    Total assets                                $    21,104     $    9,902
                                                ===========     ==========

LIABILITIES AND STOCKHOLDER'S EQUITY:

Current liabilities:
  Accounts payable                              $     1,666      $     916
  Other current liabilities                             997          2,597
                                                -----------     ----------
    Total current liabilities                         2,663          3,513

Capital lease obligation, long-term portion              19             29
                                                -----------     ----------

Total liabilities                                     2,682          3,542

Total stockholders' equity                           18,422          6,360
                                                -----------     ----------

    Total liabilities and stockholders' equity   $   21,104      $   9,902
                                                ===========     ==========

Note:  Derived from audited financial statements at that date.

                   CORCEPT THERAPEUTICS INCORPORATED
                        STATEMENT OF OPERATIONS
                (in thousands, except per share data)

                                  Three Months Ended    Nine Months Ended
                                     September 30,         September 30,
                                ------------------------------------------
                                  2007        2006      2007       2006
                                --------    --------  --------   ---------

Collaboration revenue           $      -    $      -  $    482   $     221
                                --------    --------  --------   ---------

Operating expenses:
  Research and development*        2,426       5,147     5,188      17,912
  General and administrative*      1,192       1,402     3,120       3,900
                                --------    --------  --------   ---------
    Total operating expenses       3,618       6,549     8,308      21,812
                                --------    --------  --------   ---------

Loss from operations              (3,618)     (6,549)   (7,826)    (21,591)
                                --------    --------  --------   ---------

Interest and other income, net       191         154       453         609
Other expense                         (1)         (8)       (7)        (14)
                                --------    --------  --------   ---------
    Net loss                    $ (3,428)   $ (6,403) $ (7,380)  $ (20,996)
                                ========    ========  ========   =========

Basic and diluted net loss per
 share                          $  (0.09)   $  (0.28) $  (0.23)  $   (0.93)
                                ========    ========  ========   =========
Shares used in computing basic
 and diluted net loss per share   36,608      22,719    32,466      22,691
                                ========    ========  ========   =========

*Includes non-cash stock-based
 compensation of the following:
  Research and development      $     64    $    103  $    149   $     455
  General and administrative         299         274       411         803
                                --------    --------  --------   ---------
    Total non-cash stock-based
     compensation               $    363    $    377  $    560   $   1,258
                                ========    ========  ========   =========

CONTACT:
Joseph Belanoff
Chief Executive Officer
Corcept Therapeutics
650-327-3270
IR@corcept.com
www.corcept.com